Exhibit 23.1

CONSENT OF WEIR INTERNATIONAL, INC.
Weir International, Inc. (“WEIR”) hereby consents to the use of its name in connection with references to its involvement in the reserve and resource estimates included in WEIR’s March 22, 2017 Reserve and Resource Study (the “Report”) in connection with Armstrong Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”), and any amendments thereto. WEIR hereby further consents to the use of the Report, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Report in the Form 10-K.
We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Armstrong Energy, Inc. or any of its subsidiaries.
Respectfully submitted:

By:	/s/ Dennis N. Kostic
Name:	Dennis N. Kostic
Title:	President and CEO
Date: March 31, 2017